Exhibit 10.5

Loan Agreement

Lender (Party A) :

Borrower (Party B) : Sichuan Wetouch Technology Co., Ltd.

In order to expand the production and operation of Sichuan Wetouch Technology Co., Ltd.(the “Company”, or Party B), upon friendly negotiation of the parties, Party B agrees to borrow money from Party A and Party A agrees to lend money to Party B. The parties agree to enter into this Loan Agreement (“Agreement”), with the terms and conditions as below for mutual compliance.

Article 1 Purpose of the loan: The loan in this Agreement is used for the Company’s business activities.

Article 2 The amount of the loan:

Article 3 Term of the loan.

3.1. The loan term is two years in total, commencing from           to            .

Article 4 Repayment. Party B has the following options to make repayment:

4.1 Conversion of debts into shares.

The creditor rights of Party A under this Agreement may be converted into the shares of a overseas holding company in Australia (“Target Company”) established by Party B.

4.1.2 Conditions for Debt Conversion

4.1.2.1 Upon listing of the Target Company on ASX in Australia via red chip structure, where a Hong Kong company acquires 100% shares of Party B;

4.1.2.2 The Target Company’s shareholders’ meeting or board of directors pass a resolution approving the issuance of shares of the Target Company to Party A in exchange for Party A’s creditor rights to said loans.

4.1.2 Debt Conversion Price and Share Percentage

Based on the Company’s valuation of RMB [140] million before Party A’s investment, the share percentage of the Borrower after completion of the investment is calculated on the then-current Target Company’s market value or appraised value, namely [          ] shares of the Target Company.

4.2 Lump-sum Repayment of the Principal and Interest of the loan Upon Maturity.

Upon maturity of the loan term, if Party B still fails to repay the loan through the debt conversion, Party B shall make a lump sum repayment of the principal and interest to Party A at an annual rate of 8%.

Article 5 Reimbursement.

5.1 The parties confirmed that prior to the execution of this Agreement, Party A has wired the said loan amount to the designated account of Party B through the following method:

Party A entrusts others to wire a total amount of RMB ____ to party B’s account.

5.2 Party A confirms that it has sent an entrusted wire transfer authorization letter to the entrusted party and guarantees the authenticity of the entrusted wire transfer authorization confirmation letter issued to Party B.

Article 6 The rights and obligations of the Borrower and Lender.

6.1 Obligations of the Borrower.

6.1.1 The Borrower must use the loan for the purposes specified in the Agreement, and shall not embezzle it for other purposes, or use the loan for illegal activities.

6.1.2 The Borrower shall repay the principal and interest of the loan when the loan period expires.

6.2 Obligations of the Lender.

Party A shall release the full loan amount to the designated bank account of Party B.

Article 7 Liabilities.

7.1 Upon full execution of this Agreement, any party’s nonperformance or partial performance of the agreed terms of this Agreement constitutes a breach of contract. The breaching party shall be responsible for compensating all economic losses so caused to the non-breaching party due to its breach of contract.

7.2 When any party breaches the contract, the non-breaching party shall have the right to request the breaching party to continue performing this Agreement.

Article 8 Modification or Termination.

8.1 If the Borrower requires extension of the loan term, it shall make an extension application with Party A within 15 days prior to the loan expiration for Party A’s written approval.

8.2 If Party A unilaterally terminates the Agreement and request return of the principal in advance, it must inform Party B in 15 days in advance. In this case Party B will only need to return the principal without payment of any interest.

8.3 When the Agreement cannot be performed due to force majeure, the Company shall conduct liquidation. Party B can apply to the Party A for modification or termination of the Agreement, and be discharged and released from liabilities for breach of contract.

8.4 Any changes to this Agreement should be made through a written modification agreement executed by the parties through mutual negotiation.

Article 9 Dispute.

For any dispute arising out of or in connection with the performance of this Agreement, the parties shall firstly resolve the dispute through amicable negotiation. If they fail to reach an agreement through negotiation, any party shall have the right to bring a lawsuit in the People’s Court where the Company locates.

Article 10 Miscellaneous.

For any matters that are not covered in this Agreement, the parties shall make written supplemental agreements through mutual negotiation. The supplement agreement has the same effect as this Agreement.

The Agreement is in duplicate, with each party holding one copy with the same legal effect.

Borrower (Chop):	Lender (signature) :

Representative:	ID number:

Tel :	Tel :

Date :	Date :